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                [LETTERHEAD OF ERNST & YOUNG LLP APPEARS HERE]


                                                                     Exhibit 8.1

November 24, 1997

Boards of Directors
Richmond County Financial Corp.
Richmond County Savings Bank
Board of Trustees
Richmond County Savings Bank
1214 Castleton Avenue
Staten Island, NY  10310

Ladies and Gentlemen:

You have asked for our opinion regarding the New York State bank tax, sales and compensating use tax, real estate transfer tax, real property transfer gains tax, stock transfer tax and organization tax consequences and any corresponding New York City bank tax, sales and use tax and realty transfer tax consequences of the proposed conversion of Richmond County Savings Bank, a New York State chartered mutual savings bank, ("the Bank") to a stock form of organization (the Converted Bank), and the issuance of common stock of the Converted Bank to Richmond County Financial Corp., a Delaware corporation, ("the Company") pursuant to the Bank's Plan of Conversion, adopted by the Board of Trustees on July 31, 1997 and as amended on November 20, 1997 (the "Plan").

We have relied upon the facts presented in the Prospectus which was included as part of the Registration Statement filed with the Securities and Exchange Commission, the New York State Banking Department and the Federal Deposit Insurance Corporation by the Company. We have also relied on the statement of facts and management representations set forth in the opinion letter prepared by Muldoon, Murphy & Faucette (hereafter, the "Opinion"). The Prospectus and Opinion, as well as the representations to be provided by the company and the bank are incorporated in this letter as part of the statement of the facts. We have made no independent determinations regarding the above facts and representations and have relied upon them for purposes of this opinion. Therefore, any changes to the above facts or representations may affect the conclusions stated herein.
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ERNST & YOUNG LLP

                                                               November 24, 1997
                                                                          Page 2

The following paragraphs outline the relevant facts with respect to the proposed conversion, which were obtained primarily from the Prospectus and the Opinion which outlines the Federal tax implications of the proposed conversion. A copy of the Opinion is attached hereto for reference.

Description of the Transactions:
-------------------------------

Pursuant to the Plan of Conversion, the Bank will be converted from a New York State chartered mutual savings bank to a New York State chartered stock savings bank. It is currently intended that all of the capital stock of the Converted Bank will be held by the Company.

The Company expects to receive approval from the OTS to become a savings and loan holding company and to acquire all of the common stock of the Converted Bank to be issued in the Conversion. The Company plans to retain 50% of the net proceeds from the sale of the Common Stock and to use the remaining 50% to purchase all of the common stock of the Converted Bank to be issued in the Conversion.

The Plan provides that non-transferable rights to subscription for the common stock of the Company will be granted, in order of priority: (i) to Eligible Account Holders; (ii) Tax-Qualified Employee Benefit Plans; and (iii) Supplemental Eligible Account Holders. The Company will offer its shares of common stock, remaining unsold after the subscription offering, for sale in a community offering or, if necessary, in a syndicated community offering or public offering at the discretion of the Company and the Bank. The subscription offering, the community offering and the syndicated community offering will be referred to herein as the "Offering".

The Bank will create a "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to its net worth as reported in the latest financial statement reflected in the final prospectus used for the conversion. Pursuant to the Prospectus, each eligible account holder and supplemental eligible account holder, if they were to continue to maintain their deposit accounts at the Bank, would be entitled to receive a payment for their respective interest in the liquidation account after payment of all creditors and prior to any payment made to a stockholder upon a complete liquidation of the Bank. Each eligible account holder and supplemental eligible account holder will have a claim to a pro rata interest in the total liquidation account based on the proportion that each of his deposit accounts bears to the balance of all deposit accounts in the Bank on the Eligibility Record Date, or Supplemental Eligibility Record Date, as applicable.
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ERNST & YOUNG LLP

                                                               November 24, 1997
                                                                          Page 3

It is assumed that, based upon the conclusions presented in the Opinion:

1. The proposed conversion of the Bank from a mutual savings bank to a stock savings bank qualifies as a tax-free transaction for federal income tax purposes pursuant to Section 368(a)(1)(F) of the Internal Revenue Code ("IRC"). Neither the Bank nor the Converted Bank shall recognize gain or loss as a result of the Conversion.

2. No gain or loss will be recognized by the Company on the receipt of cash from the Offerings in exchange for shares of common stock of the Company pursuant to Section 1032 of the Internal Revenue Code.

3. No gain or loss will be recognized by the Company on the transfer of the contributed offering proceeds to the Converted Bank in exchange for common stock of the Converted Bank pursuant to Section 351 (a) of the Internal Revenue Code.

4. No gain or loss will be recognized by the Converted Bank on the receipt of the contributed money from the Company in exchange for common stock of the Converted Bank pursuant to Section 1032 of the Internal Revenue Code.

New York State Consequences:
---------------------------

a.  Bank Tax:

For purposes of Article 32 of the New York State Banking Law, Section 1451 of the Tax Law imposes, annually, a franchise tax on every banking corporation for the privilege of exercising its franchise or doing business in New York State in a corporate or organized capacity.

Section 1451(a) of the Tax Law provides that the basic tax is nine percent of the taxpayer's entire net income, or portion thereof allocated to New York State, for the taxable year or part thereof.

Entire net income is defined in Section 1453(a) of the Tax Law as "total net income from all sources which shall be the same as the entire taxable income
(but not alternative minimum taxable income)....which the taxpayer is required to report to the United States Treasury Department....subject to the modifications and adjustments hereinafter provided."
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ERNST & YOUNG LLP

                                                               November 24, 1997
                                                                          Page 4

Section 1453(b) through (k) of the Tax Law and Sections 18-2.3, 18-2.4 and 18-
2.5 of the Franchise Tax on Banking Corporations Regulations, promulgated thereunder, provide for the modifications and adjustments required by Section 1453(a). However, there are no modifications or adjustments applicable to a transaction where, for federal income tax purposes, steps to a conversion are treated as exchanges pursuant to Sections 368(a)(1)(F), 351(a), and 1032 of the Code and will result in no recognition of gain or loss for federal income tax purposes. Therefore, for purposes of Section 1453 of the Tax Law, such steps or exchanges would be treated the same as they are treated for federal income tax purposes.

Accordingly, if the steps to the Conversion described herein are treated as tax-free exchanges under Sections 368(a)(1)(F), 351(a) and 1032 of the Code, such exchanges would be tax-free for purposes of computing entire net income under
Section 1453 of Article 32 of the Tax Law.

b. Sales and Compensating Use Tax:

For purposes of Article 28 of the New York Tax Law, Section 1105(a) and Section 1110(a) impose a sales and compensating use tax on the sale or use of tangible personal property in New York State. Stock and cash are not considered "tangible personal property" pursuant to Section 1101(b)(6). Thus, the transfer of the stock of the Converted Bank and the stock of the Company pursuant to the proposed conversion are not considered a sale or exchange of "tangible personal property." Accordingly, the proposed conversion would not be subject to any New York sales or compensating use tax.

c. Real Estate Transfer Tax:

For purposes of Article 31 of the New York Tax Law, Section 1402(a) imposes a real estate transfer tax on each conveyance of real property or interest therein when the consideration exceeds five hundred dollars. The tax is imposed at the rate of two dollars for each of five hundred dollars of consideration or fractional part thereof.

Section 1401(e) of the Tax Law defines "conveyance" to include a transfer or acquisition of a "controlling interest" in any entity with an interest in New York State real property.

A controlling interest is defined in Section 1401(b) as fifty percent or more of the total combined voting power of all classes of stock of a corporation or fifty percent or more of the capital, profits or beneficial interest in such voting stock of such corporation.
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ERNST & YOUNG LLP

                                                               November 24, 1997
                                                                          Page 5

The transfer of 100 percent of the Converted Bank's stock by the Converted Bank and the acquisition of the stock by the Company pursuant to the proposed conversion will be deemed a transfer of a controlling interest in the Converted Bank and, thus, potentially subject to the real estate transfer tax.

However, Section 1405(b)6 of the Tax Law provides that "if a transfer of real property, however effected, consists of a mere change of identity or form of ownership or organization, where there is no change in beneficial interest," a total or partial exemption is allowed.

Neither current New York case law nor tax law regulations specifically address the application of a "mere change" exemption to a conversion of a mutual savings bank to a stock form of organization with a publicly traded foreign holding company acquiring the stock of the stock institution.

New York State has stated, in two private letter rulings (dated July 9, 1985 and February 11, 1987), that the conversion of a mutual savings bank to a stock institution is exempt from the, since repealed, New York real property transfer gains tax ("Gains Tax") pursuant to former Section 1443.5 of the Tax Law. Although the above rulings apply to the Gains Tax, the exemption provision of the law with respect to the New York State real estate transfer tax was modeled upon and mirrors the Gains Tax. Accordingly, the New York State real estate transfer tax implications should be similar to those stated in the above private letter rulings.

Based upon the above private letter rulings, we believe that there is a more likely than not position to claim full exemption from the New York State real estate transfer tax, i.e., we believe that the proposed conversion should be treated as exempt from the New York State transfer tax as a "mere change of identity."

d. Real Property Transfer Gains Tax:

The tax on gains derived from certain real property transfers in New York State was imposed by Article 31-B of the Tax Law.

Article 31-B was repealed by Chapter 309, Section 171 of the Laws of 1996. Accordingly, transfers of real property or interests in real property, in New York, executed on or after June 15, 1996, are no longer subject to the real property transfer gains tax.
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ERNST & YOUNG LLP

                                                               November 24, 1997
                                                                          Page 6

e. Stock Transfer Tax:

For purposes of Article 12 of the New York State Stock Transfer Tax, Section 270 of the Tax Law imposes a tax on the sale and transfer of shares of stock on a transactional basis.

Section 270(1) of the Tax Law and Section 440.1(h) of the Stock Transfer Tax Regulations, promulgated thereunder, provide that no stock transfer tax will apply to the original issuance of stock. Accordingly, no tax will be imposed on the original issuance of stock pursuant to the proposed conversion.

It should be noted that for purposes of the New York State stock transfer tax, if such tax is applicable to the proposed conversion, any amount of tax paid would be automatically rebated by the state (Section 280-a(1) of the Tax Law). Thus, this particular tax should not be a material concern regarding the conversion.

f. Organization Tax:

New York State Tax Law Article 9, Section 180 imposes an organization tax upon every stock corporation incorporated under the laws of New York State. However, this same Section states that state chartered banks are exempt from such tax.
We understand that the Converted Bank will be organized under the laws of New York State. Therefore, the Converted Bank would be exempt from the organization tax imposed under Section 180 of the Tax Law.

A similar tax on foreign corporations (i.e. not organized under New York State laws) is imposed under Section 181 of the above Tax Law. This tax is a license fee and is imposed on foreign corporations at a rate of one-twentieth of one percent of the apportioned par value of shares issued and five cents on each share of capital stock without par value employed within the State by the foreign corporation. Certain banking corporations are exempt from such tax. Specifically, banking corporations defined under paragraphs (1) through (8) of section 1452(a) of Article 32 of the Tax Law are exempt from the above fee. Paragraph (1) of Section 1452(a) defines a banking corporation as "every corporation or association organized under the laws of this state which is authorized to do a banking business, or which is doing a banking business."

The Company will not qualify for the exception since the Company will not be engaged in a "banking business" pursuant to Section 1452(b) of the Tax Law and
Section 16-2-6 of the Regulations promulgated thereunder.

The fee is a one-time tax which would also be imposed on any additional shares issued by the Company in the future.
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ERNST & YOUNG LLP

                                                               November 24, 1997
                                                                          Page 7

New York City Consequences:
--------------------------

a.  Bank Tax:

For purposes of Title 11, Chapter 6, of the New York City Banking Corporation Tax Law, Section 11-639 imposes, annually, a tax on every banking corporation for the privilege of doing business in New York City in a corporate or organized capacity.

Section 11-643.5 of the Tax Law provides that the basic tax is nine percent of the taxpayer's entire net income, or portion thereof allocated to New York City, for the taxable year or part thereof.

Entire net income is defined in Section 11-641(a) of the Tax Law as "total net income from all sources which shall be the same as the entire taxable income
(but not alternative minimum taxable income)....which the taxpayer is required to report to the United States Treasury Department....subject to the modifications and adjustments hereinafter provided."

Section 11-641(b) through (k) of the Tax Law and sections 3.03(b)(3), (4) and
(5) of the Tax on Banking Corporations Regulations, promulgated thereunder, provide for the modifications and adjustments required by Section 11-641(a). However, there are no modifications or adjustments applicable to a transaction where, for federal income tax purposes, steps to a conversion are treated as exchanges pursuant to Sections 368(a)(1)(F), 351(a) and 1032 of the Code and will result in no recognition of gain or loss for federal income tax purposes. Therefore, for purposes of Section 11-641 of the Tax Law, such steps or exchanges would be treated the same as they are treated for federal income tax purposes.

Accordingly, if the steps to the Converison described herein are treated as tax-free exchanges under Sections 368(a)(1)(F), 351(a) and 1032 of the Code, it is our opinion that such exchanges would be tax-free for purposes of computing entire net income under Section 11-641 of the New York City Banking Corporation Tax Law.

b. Sales and Use Tax:

For purposes of Title 11, Chapter 20 of the New York City Sales Tax Law, Section 11-2002 imposes a sales tax on generally the same tangible personal property as those on which the statewide sales tax is imposed. The proposed conversion involves the exchange of intangible property (stock). Accordingly, the proposed conversion is not subject to New York City sales and use tax.

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ERNST & YOUNG LLP

                                                               November 24, 1997
                                                                          Page 8

c.  Realty Transfer Tax:

For purposes of Title 11, Chapter 21 of the New York City Real Property Transfer Tax Law, Section 11-2102 imposes a real property transfer tax on the transfer of real property, or interest therein, located in New York City where consideration exceeds $25,000.

Section 11-2102(a)(9) provides that the tax is (1) 1% of the consideration for transfers of certain family houses, residential condominium units, or dwelling units, where the consideration is $500,000 or less; 1.425% where the consideration is more than $500,000; (2) 1.425% of the consideration for all other transfers where the consideration is $500,000 or less; (3) 2.625% of the consideration for all other transfers where the consideration is more than $500,000.

Section 11-2101.7 defines a "transfer" as a transfer or issuance of shares of stock in a corporation.

Section 11-2101.6 defines an "economic interest" to include stock in a corporation which owns real property.

The definition of a "controlling interest" for New York City realty transfer tax purposes is the same as that used for New York State real estate transfer tax purposes pursuant to Section 2101.8.

New York issued a private letter ruling (dated February 21, 1989) which states that the acquisition of the Converted Bank's stock by the Company in a conversion, would be a transfer of a controlling economic interest for consideration and therefore subject to the realty transfer tax.

Accordingly, the transfer of 100 percent of the Converted Bank's stock by the Converted Bank and the acquisition of the stock by the Company pursuant to the proposed conversion may be deemed a transfer of a controlling economic interest in the Converted Bank and, thus, potentially subject to New York City realty transfer tax.

However, Section 11-2106(b)8 (amended by Ch 170, Laws 1994, effective June 9,
1994) provides an exemption from realty transfer tax where the transfer of a controlling economic interest consists of a "mere change of identity". This new law was clearly modeled after New York State section 1405(b)6 of Article 28 of the Tax Law which provides a "mere change exemption" for real estate transfer tax.
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ERNST & YOUNG LLP

                                                               November 24, 1997
                                                                          Page 9


The 1989 private letter ruling predates the above law change and therefore renders it obsolete. We believe that there is a more likely than not position to claim full exemption from the New York City realty transfer tax, i.e. we believe that the proposed conversion should be treated as exempt from the New York City realty transfer tax as a "mere change of identity".

Scope of Opinion:
----------------

The scope of this opinion is expressly limited to the New York State and City bank tax, sales and use tax, real estate transfer tax, real property transfer gains tax, stock transfer tax and organization tax consequences of the transactions in connection with the facts and based upon the representations and assumptions stated above. There are no other Articles of the New York State Tax Law or other Chapters of Title 11 of the New York City Charter and Administrative Code that would create any material tax consequences as a result of these transactions. Specifically, but without limitations, our opinion has not been requested and none is provided, with respect to the tax consequences of the transactions to any other party involved in the transactions and with respect to any foreign, state, or local consequence other than the above specified New York State and City taxes.

Our opinion, as stated above, is based upon our research and analysis of the New York State and City tax laws and applicable regulations and the opinion of counsel as to the federal tax consequences, all as of the date of issuance of this opinion. The foregoing are subject to change, and such change may be retroactively effective. If so, our views as set forth above may be affected and may not be relied upon. We have assumed no responsibility to update this opinion as a result of any such change in law or rulings. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable.

This letter represents our views as to the interpretation of existing law and, accordingly, no assurance can be given that either the New York State Department of Taxation and Finance or the New York City Department of Finance will agree with the above analysis.

We hereby consent to the inclusion of this opinion as an exhibit to the Form 86-AC and Form S-1 Registration Statement of the Company and the Notice of Application for Conversion filed with the FDIC ("the Notice") and the references to and summary of this opinion in such Form 86-AC, Form S-1 Registration Statement, and Notice.
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ERNST & YOUNG LLP

                                                               November 24, 1997
                                                                         Page 10

If you have any questions regarding this opinion, please call Victor Zammit at
(212) 773-2864 or Howard Rabinowitz at (212) 773-2223.

                                                     Very truly yours,


                                                     /s/ Ernst & Young LLP

                                                     ERNST & YOUNG LLP

Copy to:  Howard Rabinowitz
          Robert Schirling
          Victor Zammit